Exhibit 5.1
November 13, 2020
Rachel B. Proffitt
+1 415 693 2031
rproffitt@cooley.com
Unity Software Inc.
30 3rd Street
San Francisco, California 94103
Ladies and Gentlemen:
We have acted as counsel to Unity Software Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of up to 791,708 shares (the “Shares”) of the Common Stock, $0.000005 par value (“Common Stock”), of the Company on behalf of selling stockholders (the “Selling Stockholders”) identified in the prospectus included in the Registration Statement. We have been advised that the Shares are issuable by the Company upon the exercise of vested stock options (the “Options”) currently held by the Selling Stockholders.
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company cause the Options to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable upon exercise and payment in accordance with the terms of the options pursuant to which such Shares are to be issued.
COOLEY LLP 101 CALIFORNIA STREET 5th FLOOR SAN FRANCISCO, CA 94111-5800
T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM

Unity Software Inc.
Page Two
Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.
Sincerely,
Cooley LLP

By:	/s/ Rachel B. Proffitt
Rachel B. Proffitt
COOLEY LLP 101 CALIFORNIA STREET 5th FLOOR SAN FRANCISCO, CA 94111-5800
T: (415) 693-2000 F: (415) 693-2222 COOLEY.COM